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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus of this Registration Statement on Form SB-2 being filed by JAG Media Holdings, Inc. of our report, dated November 7, 2005, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, on the consolidated financial statements of JAG Media Holdings, Inc. and subsidiaries as of July 31, 2005 and for the years ended July 31, 2005 and 2004. We also consent to the related reference to our firm under the caption "Experts" in the prospectus of this Registration Statement.


/s/ J.H. Cohn LLP
Roseland, New Jersey
June 1, 2006